EXHIBIT 4.28

DIAMOND JO WORTH, LLC

AND

DIAMOND JO WORTH CORP.

(as Issuers)

$119,500,000
11% Senior Secured Notes due 2012

THIRD SUPPLEMENTAL INDENTURE

DATED OCTOBER 16, 2007

TO THE

INDENTURE

DATED AS OF JULY 19, 2005

U.S. BANK NATIONAL ASSOCIATION

(as Trustee)

NEWYORK 6265882 (2K)

THIRD SUPPLEMENTAL INDENTURE

THIS THIRD SUPPLEMENTAL INDENTURE, dated as of October 16, 2007 (the “Supplemental Indenture”), by and among Diamond Jo Worth, LLC (the “Company”, a Delaware limited liability company, Diamond Jo Worth Corp. (“DJW Corp.”), a Delaware corporation, and U.S. Bank National Association, as trustee (the “Trustee”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Indenture (as defined below).

RECITALS

WHEREAS, the Company, DJW Corp. and the Trustee are parties to that certain Indenture, dated as of July 19, 2005, (the “Original Indenture”), relating to the Company’s and DJW Corp.’s 11% Senior Secured Notes due 2012 (the “Notes”), as supplemented and amended by the First Supplemental Indenture, dated as of August 31, 2006 (the “First Supplemental Indenture”) and the Second Supplemental Indenture, dated as of December 21, 2006 (the “Second Supplemental Indenture”, and together with the Original Indenture and the First Supplemental Indenture, the “Indenture”);

WHEREAS, Diamond Jo, LLC (“DJL”) and the City of Dubuque, Iowa (the “City”) have entered into a Port of Dubuque Public Parking Facility Development Agreement, dated as of February 5, 2007 (as amended, the “Development Agreement”) regarding certain real property (the “Development Property”) on which DJL is undertaking the construction of a new casino facility and related improvements (the “Improvements”); and

WHEREAS, the City has authorized the issuance of $23,025,000 aggregate principal amount of Urban Renewal Tax Increment Revenue Bonds, Taxable Series 2007 (the “City of Dubuque Bonds”), the proceeds of which will be used to construct a parking facility on the property adjacent to the Development Property; and

WHEREAS, the principal and interest on the City of Dubuque Bonds are expected to be paid from the real property taxes payable by DJL with respect to the Development Property and the Improvements; and

WHEREAS, DJL and the City have entered into a Minimum Assessment Agreement (the “Minimum Assessment Agreement”), dated as of October 1, 2007, pursuant to which DJL has agreed, (i) to pay property taxes in respect of the Dubuque Property and the Improvements based on an assessed property value specified in the Minimum Assessment Agreement, and (ii) in the event that for any reason taxes collected by the City in respect of the Development Property and the Improvements are insufficient to satisfy the debt service obligations in respect of the City of Dubuque Bonds, to pay to the City, as taxes or other supplementary payments, an aggregate amount necessary to pay when due the principal of and interest on the City of Dubuque Bonds; and

WHEREAS, Peninsula Gaming, LLC (“PGL”) has agreed to guarantee DJL’s obligations under the Minimum Assessment Agreement to make property tax payments in respect of the Dubuque Property and the Improvements and certain other payments; and

WHEREAS, the Company has authorized the purchase of the City of Dubuque Bonds from the City and wishes to amend and supplement the Indenture to permit such investment, to permit the issuance of Additional Notes to finance such investment and other related matters; and

WHEREAS, Section 9.2 of the Indenture authorizes the Company, DJW Corp. and the Trustee, in accordance with the terms thereof, to enter into this Supplemental Indenture with the consent of the Holders of at least a majority in principal amount of the outstanding Notes; and

WHEREAS, the Company has received consents from Holders of at least a majority in principal amount of the outstanding Notes as of September 28, 2007, the record date established by the Company approving this Supplemental Indenture; and

WHEREAS, the Company has requested the Trustee and the Trustee has agreed to join in the execution of this Supplemental Indenture pursuant to Section 9.2 of the Indenture on the terms and subject to the conditions set forth below;

NOW, THEREFORE, in consideration of the promises and mutual agreements herein contained, the Company, DJW Corp. and the Trustee mutually covenant and agree for the equal and proportionate benefit of the Holders from time to time of the Notes as follows:

ARTICLE I

INDENTURE

 1.1 Integral Part.  This Supplemental Indenture constitutes an integral part of the Indenture.

ARTICLE II

AMENDMENTS TO THE INDENTURE

 2.1 Amendment to Section 1.1 Definitions.

(a) Section 1.1 is hereby amended to add the following definitions:

“City of Dubuque Bonds” means the $23,025,000 aggregate principal amount of Urban Renewal Tax Increment Revenue Bonds, Taxable Series 2007, of the City of Dubuque, Iowa issued as of October 16, 2007 pursuant to that certain Official Statement, dated October 1, 2007.

(b) The definition of “Permitted Investments” is hereby amended to insert the following provision immediately following clause (xiv):

“(xv)                      Investments in the City of Dubuque Bonds.”

 2.2 Amendment to Section 4.7 Limitation on Incurrence of Additional Indebtedness and Disqualified Equity Interests.  Section 4.7(b)(xvi) (which was added pursuant to the Second Supplemental Indenture) is hereby amended to delete the reference to the amount “$36.5 million” and insert in its place the amount “$59.5 million.”

ARTICLE III

MISCELLANEOUS

 3.1 The Trustee.  The recitals in this Supplemental Indenture shall be taken as the statements of the Company and DJW Corp. and the Trustee assumes no responsibility for their correctness.  The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

 3.2 Limited Effect.  This Supplemental Indenture shall be deemed to be an amendment to the Indenture, and the Indenture, as amended hereby, is hereby ratified, approved and confirmed in each and every respect.  All references to the Indenture in the Notes or any other document, instrument, agreement or writing shall hereafter be deemed to refer to the Indenture as amended hereby.

 3.3 Counterparts; Facsimile Signatures.  This Supplemental Indenture may be executed by the parties hereto in separate counterparts, including by facsimile, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

 3.4 GOVERNING LAW.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW ALL OTHER CONFLICTS OF LAWS PRINCIPLES AND CHOICE OF LAW RULES OF NEW YORK.

NEWYORK 6265882 (2K)

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date and year first written above.

DIAMOND JO WORTH, LLC

By:                   /s/ Natalie Schramm
Name:  Natalie Schramm
Title:  Chief Financial Officer

DIAMOND JO WORTH CORP.

By:                   /s/ Natalie Schramm
Name:  Natalie Schramm
Title:  Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION

By:                   /s/ Raymond Haverstock
Name:  Raymond Haverstock
Title:  Vice President

NEWYORK 6265882 (2K)